ENDURANCE EXPLORATION GROUP, INC. LOCATES SECOND SUNKEN SHIPWRECK; FILES ADMIRALTY CLAIM IN US FEDERAL COURT FOR SALVAGE RIGHTS

CLEARWATER, Fla., May 8, 2017

Endurance Exploration Group, Inc., (OTCQB: EXPL) (“Endurance” or the “Company”), a company specializing in shipwreck research, survey and recovery, announces that, operating through its joint-venture, Swordfish Partners (the “Joint Venture”), the Company has located and conducted preliminary survey operations on a shipwreck site that is believed to be the remnants of an early 1800s American, wooden-hulled, passenger steam ship (“American Passenger Steam Ship” or “Target”) located some forty (40) miles off the coast of North Carolina.

Based upon the Company’s research files and the research and other data contributed by its joint venture partner, Deep Blue Exploration, LLC dba Marex,  the Company, operating through its Joint Venture, conducted side-scan sonar search and survey operations off the coast of North Carolina during the spring of this year.  The Company has located what it believes to be the remnants of its targeted search during this phase of its operations, an American Passenger Steam Ship, which may contain a valuable cargo of passenger artifacts, specie, and jewelry.   The wreck site lies some forty miles off the coast of North Carolina and the wreckage pattern, debris field, machinery characteristics, and other information leads the Company to believe it is possibly the American Passenger Steam Ship that was the subject and Target of the Company’s Joint Venture search.

The Company’s Joint Venture expects to conduct additional survey operations in the near term, in an effort to positively identify the wreckage as its Target and, if warranted, move the project from a survey operation to a salvage operation beginning in the summer of this year.

Endurance CEO, Micah J. Eldred, further commented, “We are very pleased with the results of our initial search and survey for this recently discovered shipwreck.  If ultimately confirmed as the subject of our targeted search, the American Passenger Steam ship may represent a unique opportunity for our Company and our shareholders.  Based upon our archival research, we believe passengers lost significant amounts of specie and valuables on the American Passenger Steam ship we have been searching for, and the location of this wreck site, if positively confirmed, may represent a salvage process that should prove to be less technically challenging and less costly than some of the other, deep-water, projects we are working on.”

Endurance’s Joint Venture has petitioned the U.S. Federal Courts for the Middle District of Florida for a claim of the shipwreck, an appointment of the Joint Venture as substitute custodian of the shipwreck and a salvage award or title to the shipwreck and its cargo.  If granted, Endurance plans to return to the wreck site to conduct salvage operations, beginning in 2017.

About Endurance Exploration Group, Inc.:

Endurance Exploration Group, Inc. specializes in historic shipwreck research, subsea search, survey and recovery of lost ship containing valuable cargoes. Over the last 8 years, Endurance has developed a research database of over 1,400 ships that are known to be lost with valuable cargoes in the world oceans, and in 2013 began subsea search and survey operations.

About Deep Blue Exploration LLC dba Marex

JV partner, Deep Blue Exploration, LLC dba Marex of Memphis, Tennessee has been researching, locating, and salvaging historic and valuable shipwrecks for over 25 years.  Some of their better known shipwreck projects include the famous galleon Nuestra Senora de las Maravillas which sank in the Bahamas in 1656, El Cazadore 1780, SS North Carolina 1840, SS Merida 1911, and SS Ancona 1917.

Marex Chairman, Captain Herbo Humphreys, commented, “we are excited and confident to be working with Endurance, and we feel this American Passenger Steam ship project may ultimately prove to be one the most historic and economically viable projects we have been involved with over the years.”

In the coming weeks, the Company may be posting sonar and still images as well as video footage of the shipwreck to its website and to its Facebook page at the following links:

www.eexpl.com

www.facebook.com/EnduranceExplorationGroup

Forward Looking Statements:

Cautionary Information Regarding Forward-Looking Statements.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties including but not limited to legal and operational risks of offshore, historic shipwreck recovery.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of May 8, 2017.  Endurance Exploration Group, Inc. assumes no obligation to update forward-looking statements contained in this press release as the result of new information or future events or developments.

Contact Information:

Media Contacts:

Micah J. Eldred

CEO

727-502-0508